Exhibit 10.4

EMPLOYMENT AGREEMENT

This Agreement is made as of July 15, 2007, between Grupo Sur Promociones de México SA de CV, a Mexico corporation (the “Company”), and Gregory Cowal Robbins, an individual residing in Mexico City, Mexico (the “Executive”).

PREAMBLE

A.                                   The Executive is currently the President of International (“President of International”) of the Company.  The Company desires to continue to employ the Executive in such positions, and the Executive desires to continue his employment with the Company.

Therefore, the parties agree as follows with the intent to be legally bound.

1.                                       Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.                                       Position and Duties.  The Executive’s position is the President of International of the Company and, as such, he will have the duties, responsibilities and authority normally associated with such position and such additional duties, responsibilities and authority not inconsistent with the foregoing as may be assigned to him/her by the Company’s Board of Directors (the “Company Board”) from time to time.  In addition to performing such duties for the Company, the Executive may be required to perform similar duties for one or more subsidiaries of the Company for no additional compensation.  The Executive will report to the Company Board and will devote his best efforts to the business and affairs of the Company.  The Executive will not assume any position with any for profit entity other than a subsidiary of the Company.  The Executive will perform his duties and responsibilities to the best of his abilities and in a diligent, trustworthy, businesslike and efficient manner.

3.                                       Base Salary; Incentive Compensation; Benefits; Expenses.

(a)                                  The Executive’s base salary will be as set forth on Exhibit A or such higher rate as the Company Board may designate from time to time (the “Base Salary”), which salary will be payable in regular installments in accordance with the Company’s general payroll practices.

(b)                                 The Executive will be entitled to all such incentive compensation and benefits as are set forth on Exhibit A or as otherwise determined by the Company Board.

(c)                                  The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his/her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.                                       Term and Termination.

(a)                                  Duration.  Unless otherwise terminated as provided herein, the term of this Agreement will commence as of the date first written above, will continue until 31st of December 2007, unless either party gives written termination notice to the other no later than 90 days prior to the expiration of the then current term.  Notwithstanding the foregoing and except as set forth in the last sentence of this subsection, the Executive’s employment with the Company will terminate (i) 30 days following delivery by the Company to the Executive of written notice to such effect (unless the termination is for Cause, in which case no advance notice is required, except as set forth in clause (E) below) and may be given for any or no reason, (ii) 30 days following delivery by the Executive to the Company of the Executive’s resignation (unless the resignation is for Good Reason and the Company refuses in writing to cure its breach of this Agreement or if such breach is incapable of cure), or (iii) upon the Executive’s death or permanent disability or incapacity (as determined by the Company Board in its reasonable and good faith judgment).  As used herein, “Cause” means (A) the conviction of a felony or a crime involving moral turpitude, (B) the commission of any act involving dishonesty, fraud or a breach of the duty of loyalty with respect to the Company or any of its Affiliates or conduct tending to bring the Company or any of its Affiliates into public disgrace or disrepute, (C) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, (D) addiction to drugs or alcohol if the Executive is not undergoing rehabilitation treatment or (E) a material breach by the Executive of this Agreement which (if capable of cure) is not cured within 30 days after the Executive’s receipt of written notice of the same from the Company.

(b)                                 Termination Without Cause or for Good Reason.  If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, and subject to the Executive’s continuing compliance with Section 5 and the Company receiving an appropriate release from the Executive, the Executive will be entitled to receive his Base Salary, benefits and accrued incentive compensation (payable at the time when incentive compensation for the fiscal year in which the termination occurs, as provided on Exhibit A) through the date of termination plus severance benefits equal to his Base Salary in effect as of the date of termination (payable in accordance with the Company’s normal payroll practices) plus his benefits during the remainder of the then current term (the “Severance Period”).  As used herein, “Good Reason” means (i) a material diminution or material adverse change in the Executive’s compensation, title, authority, duties or responsibilities, or (ii) a material breach by the Company of this Agreement.  If an event which constitutes Good Reason occurs and the Executive intends to resign as a result of such event, then the Executive shall give his resignation notice to the Company within 30 days after the occurrence of such event.  Failure to give such notice will constitute a waiver of the right to resign for Good Reason as a result of such event.  The Company will have a period of 30 days after its receipt of such notice in which to remedy such event and, if it does so, then the Executive will no longer have the right to resign for Good Reason as a result of such event.

(c)                                  Termination In Other Circumstances.  If the Executive’s employment with the Company is terminated for any reason other than as specified in subsection (b) above, the Executive will be entitled to receive his Base Salary, benefits and (unless the Executive was terminated for Cause) accrued incentive compensation (payable at the time when incentive compensation for the fiscal year in which the termination occurs, as provided on Exhibit A) through the date of termination and his right to receive any other compensation or benefits hereunder will terminate as of the date of such termination.

5.                                       Confidential Information; Non-Competition; Non-Solicitation; Executive Work.

(a)                                  Certain Definitions.  As used in this Agreement the following terms have the following meanings:

“Affiliate” of the Company means any person or entity which controls, is controlled by or is under common control with the Company, and “control” means, with respect to any entity, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

“Company Product” at any time means (i) any product or service which the Company or any of its Affiliates is marketing, selling or developing at such time and (ii) any other product or service which the Company or any of its Affiliates has marketed, sold or developed at any time during the one-year period immediately prior to the date of determination.

“Competing Business” means the marketing or sale in the Territory of products or services which are competitive with any Company Products or Services.

“Confidential Information” means all information concerning or related to the business, operations, financial condition or prospects of the Company or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, managers, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of the Issuer and its Affiliates, in each case whether past, present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of the Company and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of the Company and its Affiliates; provided, that Confidential Information does not include (A) information which is or becomes generally known to the public through no act or omission of the Executive and (B) information which has been or hereafter is lawfully obtained by the Executive from a source other than the Company or any of its Affiliates (or their respective officers, directors, managers, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the Company or any of its Affiliates at the time such Confidential Information was or is disclosed to the Executive.

“Executive Work” means all written and graphic materials, computer software, inventions, discoveries and improvements authored, prepared, conceived or made by the Executive during the term of his employment with the Company and which are related to the business of the Company or its subsidiaries.

“Territory” at any time means any state in the United States, any Canadian province and any foreign country, in each case in which the Company or any of its Affiliates has marketed or sold any Company Products or Services at any time during the one-year period immediately prior to the date of determination.

(b)                                 Confidential Information.

(i)                                     Except as provided in clause (ii) below, the Executive will not disclose or use for his own benefit any Confidential Information.

(ii)                                  Notwithstanding clause (i) above, the Executive is permitted to disclose Confidential Information to the extent, but only to the extent, (A) reasonably necessary for the Executive to perform his duties hereunder or (B) required by law; provided, that prior to making any disclosure of Confidential Information required by law, the Executive will notify the Company of his intent to make such disclosure, and the Company will have the right to participate with the Executive in determining the amount and type of Confidential Information, if any, which must be disclosed in order to comply with applicable law.

(iii)                               Promptly after termination of the Executive’s employment with the Company for any reason, the Executive or his personal representative will return to the Company any Confidential Information which is in tangible form and which is then in his possession.

(c)                                  Non-Competition and Non-Solicitation.

(i)                                     During the term of the Executive’s employment with the Company and for a period of five years thereafter (or, if the Executive is receiving severance payments under Section 4(c), during the Severance Period and for a period of five years thereafter), the Executive will not, directly or indirectly, (A) engage in any Competing Business or (B) own, be employed by, provide financing to, consult with or otherwise render services to any person or entity who is engaged in any Competing Business; provided, that the Executive will not be in violation of the foregoing solely by reason of his ownership of not more than 2% of the outstanding shares of the stock of any corporation which is listed on a national securities exchange.

(ii)                                  During the term of the Executive’s employment with the Company and for a period of five years thereafter (or, if the Executive is receiving severance payments under Section 4(c), during the Severance Period and for a period of five years thereafter), the Executive will not (A) solicit the trade of, or trade with, any customer or supplier of the Company such that any such customer or supplier reduces the amount of business which it does (or, but for such solicitation, would do) with the Company or its subsidiaries or (B) solicit or induce any employee, distributor, sales representative, agent or contractor of the Company to terminate his or its employment or other relationship with the Company or its subsidiaries.

(iii)                               If the Executive is in breach of any of the provisions of clauses (i) or (ii) above, then the time periods set forth in such clauses will be extended by the length of time during which the Executive is in breach of any of such provisions.

(iv)                              The Executive represents and warrants to the Company that his experience and capabilities are such that the provisions of this subsection (c) will not prevent him from earning an adequate livelihood for himself and his family.

(d)                                 Executive Work.  All Executive Work is the sole property of the Company and, to the extent applicable, is “work made for hire”. To the extent all exclusive right, title and interest in and to such Executive Work does not automatically vest in the Company by operation of law, the Executive hereby irrevocably assigns all title, rights and interests he may have in all such Executive Work to the Company.  The Executive will promptly disclose to the Company all Executive Work and will execute all such documents and instruments as the Company may reasonably determine are necessary or desirable in order to give effect to the preceding sentence or to preserve, protect or enforce the Company’s rights with respect to any Executive Work.

(e)                                  Cessation of Payments.  Without limiting the Company’s rights and remedies hereunder, at law or in equity, the Executive acknowledges and agrees that the right of the Executive to receive and retain any payments otherwise due to him hereunder will be suspended and cancelled if and for so long as he is in breach of any provision of this Section.  If and when the Executive has cured any such breach and has tendered to the Company any and all economic benefits directly or indirectly received or receivable by him arising therefrom, such right will automatically be reinstated, but only for the remainder of the period, if any, during which such payments are due.

(f)                                    Survival.  The provisions of this Section will survive any termination of this Agreement.

6.                                       Arbitration.  Any claim, controversy or dispute arising between the parties with respect to this Agreement (a “Dispute”), to the maximum extent allowed by applicable law, will be submitted to and finally resolved by, binding arbitration.  Either party may file a written Demand for Arbitration with the American Arbitration Association’s Nevada Regional Office, and will send a copy of the Demand for Arbitration to the other party.  The arbitration will be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure.  The venue for the arbitration will be the Nevada office of the American Arbitration Association.  The arbitration will be conducted before one arbitrator selected through the American Arbitration Association’s arbitrator selection procedures.  The arbitrator will promptly fix the time, date and place of the hearing and notify the parties.  The parties will stipulate that the arbitration hearing will last no longer than five business days.  The arbitrator will render a decision within 10 days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest.  The arbitrator will promptly transmit an executed copy of its decision to the parties.  The decision of the arbitrator will be final, binding and conclusive upon the parties.  Each party will have the right to have the decision enforced by any court of competent jurisdiction.  Notwithstanding any other provision of this Section, any Dispute in which a party seeks equitable relief may be brought in any court having jurisdiction.

7.                                       Equitable Relief.  The Executive acknowledges and agrees that the Company would be irreparably damaged if any of the provisions of this Agreement are not performed by the Executive in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that the Company is entitled to an injunction or injunctions to prevent breaches of this Agreement by the Executive and have the right to specifically enforce this Agreement and the terms and provisions hereof against the Executive in addition to any other remedy to which the Company may be entitled hereunder, at law or in equity.

8.                                       Notices.  All notices, consents, requests, demands and other communications required or permitted hereunder:  (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail or a reliable express delivery service, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service.  All such communications will be sent to the following addresses, or to such other addresses as any party may inform the others by giving five business days’ prior notice:

If to the Company: Grupo Sur Promociones	If to the Executive: Gregory Cowal Robbins
de México SA de CV	Personal and Confidential
Lago Bolsena #209 Col. Los Manzanos	Hacienda del Ciervo 39 – 002
Del. Miguel Hidalgo CP 11460	Hacienda de las Palmas
Mexico City, Mexico.	Huixquilucan, Edo. De Mexico
CP 52763 Mexico
Mexico City,

With Copy to:
Nascent Wine Company

San Diego, CA
Attn: Sandro Piancone

9.                                       Review by Counsel; No Representations.  The Executive has had the opportunity to have this Agreement reviewed by counsel and to discuss any questions that he may have regarding this Agreement with such counsel.  The Executive acknowledges that neither the Company nor any individual acting on its behalf has made any representations regarding the content or legal effect of this Agreement to the Executive.

10.                                 Miscellaneous.  This Agreement:  (a) may be amended only by a writing signed by each of the parties, subject to compliance with any loan documents between the Company and its lenders; (b) may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, without the prior consent of the other party; (c) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (d) contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions, including without limitation any existing employment agreement between the Executive and the Company or any of its Affiliates; (e) will be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, in the case of all other provisions of this Agreement, in each case without giving effect to any conflict of law rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns.  The waiver by a party of any breach or violation of any provision of this Agreement will not operate or be construed a waiver of any subsequent breach or violation hereof.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[signature page follows]

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

Executive:

By:	/s/ Gregory Cowal Robbins
Title:	President of International

Accepted:

By:	Francesca Wright de Cowal
Title:	President

EXHIBIT A

BASE SALARY; INCENTIVE COMPENSATION; BENEFITS

Gregory Cowal

Net Cash Salary:

Monthly $7,300.00 USD

Annual $87,600.00 USD

An “aguinaldo” at the end of year (Dec. 20th) $7,300.00 USD (One Month Salary)

Medical Insurance (Major and Minor) His Policy Includes Mariana Cowal, Carla Cowal, Anthony Cowal, Francesca Cowal.

Life Insurance

Car Expenses (Services, Insurance, Gas, Etc.)

He has 2 cars under the company’s name which he will put under his name a Mercedes C230 and a VW Lupo.